Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2012 SECOND QUARTER RESULTS -
-- DILUTED EPS COMPOSED OF $(0.16) LOSS FROM OPERATIONS AND $(0.52) IMPAIRMENT CHARGE --

ST. LOUIS, MISSOURI (July 24, 2012) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2012.  During the second quarter of 2012, the Company recorded a loss of $(0.68) per diluted share composed of a $(0.16) loss from operations and an impairment loss of $(0.52), compared to net earnings per share of $0.54 in the prior year and $0.45 in the preceding quarter. The losses were the result of three primary factors:

•	In the Texas health plan, the Company experienced a high level of medical costs related to the March 1, 2012, expansion areas.

•
In the Kentucky health plan, the Company experienced increased medical costs primarily resulting from the retroactive assignment of members and a high level of non-inpatient claims receipts during the quarter.

•
In the Celtic subsidiary, the Company experienced a high level of medical costs related to individual health policies. This was primarily associated with recently issued policies related to members converted from another insurer throughout the first quarter of 2012. In addition to the operating loss, the Company also recorded an impairment loss of $28.0 million for the write down of goodwill and intangible assets in the Celtic reporting unit.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “Second quarter results were consistent with the data presented at our June 14, 2012, Investor Day.  We are actively engaged to improve the performance in Kentucky, the Texas expansion areas and the Celtic individual health business.  The balance of our portfolio is performing within normalized ranges. With a return to profitability in June, we expect a profitable third quarter with additional improvement in the fourth quarter.”
Second Quarter Overview

•	Quarter-end at-risk managed care membership of 2,397,500, an increase of 817,000 members, or 52% year over year.

•	Premium and service revenues of $2.1 billion, representing 61% growth year over year.

•	Health Benefits Ratio of 92.9%, compared to 84.8% in 2011.

•	General and Administrative expense ratio of 8.2%, compared to 11.2% in 2011.

•	Diluted net loss per share of $(0.68), including an impairment loss of $(0.52) per diluted share, compared to net earnings per share of $0.54 in the prior year.

•	Operating cash flow of $22.2 million for the second quarter of 2012.
Other Events

•	In July 2012, the Company began operating under a new contract with the Washington Health Care Authority to serve Medicaid beneficiaries in the state, initially operating as Coordinated Care.

•
In July 2012, the Company's subsidiary, Home State Health Plan, began operating under a new contract with the Office of Administration for Missouri to serve Medicaid beneficiaries in the Eastern, Central, and Western Managed

Care Regions of the state.

•
In June 2012, the Company was notified by the Ohio Department of Job and Family Services that Buckeye Community Health Plan (Buckeye), the Company's Ohio subsidiary, was selected to be awarded a new and expanded contract to serve Medicaid members in Ohio, effective January 2013. Under the new state contract, Buckeye will operate statewide through Ohio's three newly aligned regions (West, Central/Southeast, and Northeast). The award remains subject to ongoing legal proceedings from other managed care organizations that were not awarded a contract.

•
In June 2012, the Company's Kansas subsidiary, Sunflower State Health Plan, was awarded a statewide contract to serve members in the state's KanCare program, which includes TANF, ABD non-duals, long-term care and CHIP beneficiaries. Operations are expected to commence in the first quarter of 2013.

•
In May 2012, the Company announced the Governor and Executive Council of New Hampshire had given approval for the Department of Health and Human Services to contract with the Company's subsidiary, Granite State Health Plan, to serve Medicaid beneficiaries in New Hampshire. Operations are currently expected to commence in the first quarter of 2013.

•
In May 2012, at the Case In Point Platinum Awards, Centene won in three categories: Managed Care: Disease Management / Population Health, Medicaid Case Management, and Woman/Children's Case Management.

The following table sets forth the Company's membership by state for its managed care organizations:

	June 30,
	2012	2011
Arizona	24,000	22,800
Florida	204,100	190,600
Georgia	313,300	303,100
Illinois	17,800	700
Indiana	205,000	206,700
Kentucky	143,500	—
Louisiana	168,700	—
Massachusetts	41,400	32,900
Mississippi	30,100	30,800
Ohio	166,800	159,900
South Carolina	87,800	82,800
Texas	919,200	470,400
Wisconsin	75,800	79,800
Total at-risk membership	2,397,500	1,580,500
Non-risk membership	—	10,400
Total	2,397,500	1,590,900

The following table sets forth the Company's membership by line of business:

	June 30,
	2012	2011
Medicaid	1,848,500	1,172,400
CHIP & Foster Care	222,600	211,400
ABD & Medicare	269,900	156,300
Hybrid Programs	48,100	35,500
Long-term Care	8,400	4,900
Total at-risk membership	2,397,500	1,580,500
Non-risk membership	—	10,400
Total	2,397,500	1,590,900

The following table identifies the Company's dual eligible membership by line of business. The membership table above includes these members.

	June 30,
	2012	2011
ABD	62,000	33,000
Long-term Care	7,600	4,600
Medicare	3,600	3,000
Total	73,200	40,600

Statement of Operations: Three Months Ended June 30, 2012

•
For the second quarter of 2012, Premium and Service Revenues increased 61% to $2.1 billion from $1.3 billion in the second quarter of 2011. The increase was primarily driven by the additions between years of the Illinois, Kentucky and Louisiana contracts, Texas and Arizona expansion, pharmacy carve-ins, and membership growth.

•
Consolidated HBR of 92.9% for the second quarter of 2012 represents an increase from 84.8% in the comparable period in 2011 and 88.2% from the first quarter of 2012. The increase compared to last year primarily reflects (1) increased medical costs in the March 1, 2012 expansion areas in Texas, (2) increased medical costs resulting from retroactive assignment of members and increased non-inpatient claims in Kentucky, and (3) a high level of medical costs in the individual health business, especially for recently issued polices related to members converted in the first quarter of 2012. Excluding the impact of these items, the second quarter 2012 HBR would have been 88.5%.

•
Consolidated G&A expense ratio for the second quarter of 2012 was 8.2%, compared to 11.2% in the prior year. The year over year decrease in the G&A expense ratio reflects the leveraging of expenses over higher revenues in 2012 and a reduction in performance based compensation expense in 2012 which lowered the G&A expense ratio by 80 basis points.  The G&A ratio in 2011 reflects a 50 basis point decrease resulting from the recognition of revenue in the second quarter of 2011 from the Mississippi contract for the period January 1, 2011 through March 31, 2011.

•
Loss from operations was $(46.7) million in the second quarter 2012 compared to earnings of $55.3 million in the second quarter 2011. Net loss attributable to Centene Corporation was $(35.0) million in the second quarter 2012, compared to net earnings of $28.4 million in the second quarter of 2011.

•	Loss per diluted share was $(0.68) in the second quarter of 2012 compared to earnings of $0.54 in the prior year.

Balance Sheet and Cash Flow

At June 30, 2012, the Company had cash, investments and restricted deposits of $1,238.8 million, including $40.6 million held by its unregulated entities. Medical claims liabilities totaled $859.0 million, representing 41.4 days in claims payable. Total debt was $408.8 million which includes $55 million drawn on the $350 million revolving credit facility at quarter end (subsequently paid off in July 2012). Debt to capitalization was 25.9% at June 30, 2012, excluding the $76.6 million non-recourse mortgage note. Cash flow from operations for the three months ended June 30, 2012 was $22.2 million, and reflects an increase in premium receivable to $221 million due from the State of Georgia at June 30, 2012.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2012	44.7
Texas pharmacy carve-in	(2.3)
Full quarter of Texas expansion	(2.4)
Timing of claim payments	1.4
Days in claims payable, June 30, 2012	41.4

The decrease in days in claims payable during the second quarter 2012 is primarily due to the following factors: (1) the carve-in of pharmacy in Texas which pays 70% faster than non-pharmacy claims; (2) the addition of the Texas expansion where the date of service to date of receipt is approximately 50% lower than the consolidated average; and (3) timing of payments at the end of the quarter.

Outlook
The table below depicts the Company's annual guidance for 2012 including business expansion costs for the recently announced contract awards in Kansas and New Hampshire.

	Full Year 2012
	Low	High
Premium and Service Revenues (in millions)	$7,700	$8,100
Diluted EPS (Excluding Impairment Loss)	$1.45	$1.65
Diluted EPS (Including Impairment Loss)	$0.95	$1.15
Consolidated Health Benefits Ratio	89.0%	90.0%
General & Administrative expense ratio	8.5%	9.0%
Diluted Shares Outstanding (in thousands)	53,600	53,800

The above 2012 guidance for diluted EPS includes the $28.0 million, or $26.7 million after tax, impairment loss related to the individual health business which amounts to $(0.52) per diluted share in the second quarter. The diluted EPS calculation for the three and six months ended June 30, 2012, excludes antidilutive shares; for the full year, it is anticipated that outstanding stock awards will be dilutive and the impact of the shares will be reflected in the diluted EPS calculation, as indicated in the table above.
Conference Call
As previously announced, the Company will host a conference call Tuesday, July 24, 2012, at 8:30 A.M. (Eastern Time) to review the financial results for the second quarter ended June 30, 2012, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 p.m. (Eastern Time) on Tuesday, July 23, 2013, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 a.m. (Eastern Time) on Wednesday, August 1, 2012, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10015829.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.
The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.
[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$421,894	$573,698
Premium and related receivables	400,194	157,450
Short-term investments	152,545	130,499
Other current assets	98,805	78,363
Total current assets	1,073,438	940,010
Long-term investments	630,866	506,140
Restricted deposits	33,496	26,818
Property, software and equipment, net	379,970	349,622
Goodwill	256,288	281,981
Intangible assets, net	22,481	27,430
Other long-term assets	53,011	58,335
Total assets	$2,449,550	$2,190,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$859,035	$607,985
Accounts payable and accrued expenses	142,766	216,504
Unearned revenue	29,133	9,890
Current portion of long-term debt	3,302	3,234
Total current liabilities	1,034,236	837,613
Long-term debt	405,462	348,344
Other long-term liabilities	61,865	67,960
Total liabilities	1,501,563	1,253,917
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 54,320,036 issued and 51,557,064 outstanding at June 30, 2012, and 53,586,726 issued and 50,864,618 outstanding at December 31, 2011	54	54
Additional paid-in capital	450,506	421,981
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	5,842	5,761
Retained earnings	553,940	564,961
Treasury stock, at cost (2,762,972 and 2,722,108 shares, respectively)	(58,914)	(57,123)
Total Centene stockholders’ equity	951,428	935,634
Noncontrolling interest	(3,441)	785
Total stockholders’ equity	947,987	936,419
Total liabilities and stockholders’ equity	$2,449,550	$2,190,336

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Premium	$2,034,558	$1,248,588	$3,669,408	$2,401,365
Service	27,041	29,428	55,659	55,812
Premium and service revenues	2,061,599	1,278,016	3,725,067	2,457,177
Premium tax	49,147	36,998	97,827	74,194
Total revenues	2,110,746	1,315,014	3,822,894	2,531,371
Expenses:
Medical costs	1,890,405	1,059,120	3,333,081	2,037,687
Cost of services	21,816	20,312	45,153	40,488
General and administrative expenses	168,062	143,045	331,249	284,133
Premium tax expense	49,176	37,234	97,926	74,663
Impairment loss	28,033	—	28,033	—
Total operating expenses	2,157,492	1,259,711	3,835,442	2,436,971
Earnings (loss) from operations	(46,746)	55,303	(12,548)	94,400
Other income (expense):
Investment and other income	4,045	2,933	9,336	6,682
Debt extinguishment costs	—	(8,488)	—	(8,488)
Interest expense	(4,739)	(5,256)	(9,538)	(10,951)
Earnings (loss) from operations, before income tax expense	(47,440)	44,492	(12,750)	81,643
Income tax expense (benefit)	(8,608)	16,429	3,479	30,757
Net earnings (loss)	(38,832)	28,063	(16,229)	50,886
Noncontrolling interest	(3,833)	(311)	(5,208)	(1,233)
Net earnings (loss) attributable to Centene Corporation	$(34,999)	$28,374	$(11,021)	$52,119

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(0.68)	$0.57	$(0.21)	$1.04
Diluted earnings (loss) per common share	$(0.68)	$0.54	$(0.21)	$1.00

Weighted average number of common shares outstanding:
Basic	51,515,895	50,167,052	51,320,784	49,959,892
Diluted	51,515,895	52,489,414	51,320,784	52,171,213

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(16,229)	$50,886
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	33,266	28,567
Stock compensation expense	11,993	8,839
Debt extinguishment costs	—	8,488
Impairment loss	28,033	—
Deferred income taxes	9,364	(3,529)
Changes in assets and liabilities
Premium and related receivables	(232,745)	(16,146)
Other current assets	(34,105)	(4,001)
Other assets	1,520	(878)
Medical claims liabilities	251,050	24,684
Unearned revenue	19,885	(12,465)
Accounts payable and accrued expenses	(77,010)	(34,739)
Other operating activities	(4,922)	3,448
Net cash (used in) provided by operating activities	(9,900)	53,154
Cash flows from investing activities:
Capital expenditures	(57,442)	(35,128)
Purchases of investments	(406,901)	(103,239)
Sales and maturities of investments	253,719	120,448
Investments in acquisitions, net of cash acquired	—	(3,192)
Net cash used in investing activities	(210,624)	(21,111)
Cash flows from financing activities:
Proceeds from exercise of stock options	10,320	12,264
Proceeds from borrowings	75,000	419,183
Payment of long-term debt	(21,601)	(414,695)
Excess tax benefits from stock compensation	5,810	1,369
Common stock repurchases	(1,791)	(1,029)
Contribution from noncontrolling interest	982	244
Debt issue costs	—	(9,095)
Net cash provided by financing activities	68,720	8,241
Net (decrease) increase in cash and cash equivalents	(151,804)	40,284
Cash and cash equivalents, beginning of period	573,698	434,166
Cash and cash equivalents, end of period	$421,894	$474,450
Supplemental disclosures of cash flow information:
Interest paid	$10,312	$11,822
Income taxes paid	$32,394	$40,111

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2012	2012	2011	2011	2011
MEMBERSHIP
Managed Care:
Arizona	24,000	23,100	23,700	22,800	22,800
Florida	204,100	199,500	198,300	188,600	190,600
Georgia	313,300	306,000	298,200	298,000	303,100
Illinois	17,800	17,400	16,300	13,600	700
Indiana	205,000	206,300	206,900	205,300	206,700
Kentucky	143,500	145,700	180,700	—	—
Louisiana	168,700	51,300	—	—	—
Massachusetts	41,400	36,000	35,700	34,700	32,900
Mississippi	30,100	29,500	31,600	30,600	30,800
Ohio	166,800	161,000	159,900	162,200	159,900
South Carolina	87,800	86,700	82,900	86,500	82,800
Texas	919,200	811,000	503,800	494,500	470,400
Wisconsin	75,800	76,000	78,000	78,900	79,800
Total at-risk membership	2,397,500	2,149,500	1,816,000	1,615,700	1,580,500
Non-risk membership	—	—	4,900	10,600	10,400
TOTAL	2,397,500	2,149,500	1,820,900	1,626,300	1,590,900

Medicaid	1,848,500	1,634,800	1,336,800	1,189,900	1,172,400
CHIP & Foster Care	222,600	218,800	213,900	210,600	211,400
ABD & Medicare	269,900	247,400	218,000	171,700	156,300
Hybrid Programs	48,100	41,500	40,500	38,400	35,500
Long-term Care	8,400	7,000	6,800	5,100	4,900
Total at-risk membership	2,397,500	2,149,500	1,816,000	1,615,700	1,580,500
Non-risk membership	—	—	4,900	10,600	10,400
TOTAL	2,397,500	2,149,500	1,820,900	1,626,300	1,590,900

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	159,900	162,100	168,900	175,500	173,200
Kansas	44,300	46,000	46,200	45,600	45,000
TOTAL	204,200	208,100	215,100	221,100	218,200

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$279	$269	$262	$245	$241

CLAIMS(b)
Period-end inventory	1,195,000	735,000	495,500	482,900	415,700
Average inventory	640,600	457,400	367,590	312,400	332,300
Period-end inventory per member	0.50	0.34	0.27	0.30	0.26
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	6,200	5,700	5,300	5,000	4,800

	Q2	Q1	Q4	Q3	Q2
	2012	2012	2011	2011	2011

DAYS IN CLAIMS PAYABLE (c)	41.4	44.7	45.3	43.6	43.4
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$1,198.2	$1,166.9	$1,198.9	$1,079.3	$1,061.9
Unregulated	$40.6	$35.5	$38.2	$35.9	$36.5
TOTAL	$1,238.8	$1,202.4	$1,237.1	$1,115.2	$1,098.4

DEBT TO CAPITALIZATION	30.1%	26.4%	27.3%	28.0%	28.1%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	25.9%	21.8%	22.6%	23.2%	23.0%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($76.6 million at June 30, 2012.)
Operating Ratios:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Health Benefits Ratios:
Medicaid and CHIP	92.3%	81.3%	90.2%	82.7%
ABD and Medicare	92.7	90.7	91.1	89.4
Specialty Services	97.1	88.7	94.0	87.0
Total	92.9	84.8	90.8	84.9

Total General & Administrative Expense Ratio	8.2%	11.2%	8.9%	11.6%
MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, June 30, 2011	$482,913
Incurred related to:
Current period	5,678,719
Prior period	(58,579)
Total incurred	5,620,140
Paid related to:
Current period	4,826,839
Prior period	417,179
Total paid	5,244,018
Balance, June 30, 2012	$859,035

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to June 30, 2011.